Exhibit 99.1

April 26, 2017 12:30 UTC

Simulations Plus Announces Quarterly Cash Dividend of $0.05 per Share

LANCASTER, Calif.--(BUSINESS WIRE)-- Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of modeling and simulation software and consulting services for the pharmaceutical, biotechnology, and chemicals industries, today announced that its board of directors has declared its next ongoing quarterly cash dividend of $0.05 per share to its shareholders. This cash dividend will be distributed on Monday, May 15, 2017, to shareholders of record as of Monday, May 8, 2017.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “This dividend declaration is a continuation of the Board’s plan to distribute a cash dividend of $0.05 per share per quarter. Of course, the board always has the discretion of discontinuing, increasing, or decreasing the dividend in accordance with the cash needs of the business.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. For more information, visit our website at www.simulations-plus.com.

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Contacts

Simulations Plus Investor Relations
Ms. Renee Bouche, 661-723-7723
renee@simulations-plus.com
or
Hayden IR
Mr. Cameron Donahue, 651-653-1854
cameron@haydenir.com